EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), effective as of the first (1st) day of August 2010, by and between Wako Logistics Group, Inc, a Delaware corporation (the "Company"), and Edmund Pawelko (the "Executive").

WITNESSETH

WHEREAS, the Company desires to hire the Executive and the Executive desires to become employed by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties hereby agree as follows:

1. **Employment Term**. The Company agrees to employ the Executive, and the Executive agrees to serve the Company commencing on 1st September 2010 (the "Effective Date"), and continue until 31st August, 2012 unless the Executive's employment is terminated earlier as is provided in section 4. This Agreement, and the Executives employment with the Company, may be renewed for additional successive one (1) year periods, upon the mutual agreement of the Company and the Employee (the "Renewal Period") . The initial Term and any Renewal Period is hereby collectively referred to as the "Term."

2. **Position and Duties**. The Executive shall serve as the Chief Financial Officer ("CFO") , and shall have such responsibilities, duties and authority as are generally associated with such office and as may from time to time be assigned to the Executive by the Company's Board of Directors (the "Board") and the company's Chief Executive Officer that are consistent with such responsibilities, duties and authority, including, but not limited to the responsibility for the overall financial health and day to day financial operations of the Company. The Executive shall perform his duties diligently and faithfully and shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The Executive shall, at all times during the term, report directly to the Chief Executive Officer . The Executive shall not be required to perform any duties or responsibilities that would result in a violation of, or noncompliance with, any law, regulation, regulatory pronouncement or any other regulatory requirement applicable to the Company and the conduct of the Company's business or to the Executive in his capacity as CFO of the company.

3. **Compensation and Related Matters.**

3.1 **Base Salary**. The Executive shall receive an annual base salary of USD 200,400 (the "Base Salary") less statutory deductions and withholdings, payable in accordance with the Company's normal payroll practices.

3.2 **Annual Bonus**. For each calendar year during the Term, the Executive shall be eligible to receive a cash bonus of up to 100% of the Base Salary (the "Bonus"). Such Bonus shall be determined and payable at the sole discretion of the Board.

3.3 **Stock Options**. The Executive shall be entitled to participate in the WLG Stock Option Plan. The number of options and the benchmarks to earn such options are to be mutually determined by the Board and Executive.

3.4 **Expenses**. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

3.5 **Benefits**.

(a) The Executive and his family will be provided with health care insurance under the WLG employee health care plan, all premiums of which will be paid 100% by the Company.

(b) The Executive shall be entitled to 5 weeks vacation time (25 working days) to be determined in consultation with the Chief Executive Officer.

(c) The Executive shall be entitled to a car allowance of US$750 per month

4. **Termination**.

4.1 **By the Company**. The Company may terminate this agreement by giving six months prior written notification to the Executive, (by email or registered mail) that his employment with the Company will cease. Following such notification, the Company shall continue to pay the Executive his full salary and benefits, and the Executive shall continue to devote his time and efforts to the Company.

4.2 **By the Executive** The Executive may terminate his employment hereunder for any reason upon six (6) month's written notice to the Company (the "Notice Period"). In the event the Executive provides notice of termination, the Company may elect to terminate the Executive at any time during the Notice Period without such termination being deemed a termination by the Company under this Agreement; provided that the Company shall nevertheless pay the Executive for any remaining portion of the Notice Period an amount equal to the Base Salary and benefits at the rate of compensation the Executive was receiving immediately before the Notice Period

4.3 **In the event of Death**. This Agreement will terminate on the day on which the Executive's death occurs.

4.4 **Termination With Cause**. This Agreement will terminate on the date on which the Company gives notice to the Executive for Cause. For the purpose of this Agreement "Cause" means the Employee's gross misconduct resulting in material damage to the Company: the Executives conviction (after the exhaustion of all available appeals) of any felony or any crime involving moral turpitude; his refusal to perform such material duties reasonable requested in the ordinary course by the Board or willful and material breach of this Agreement.

5. **Other Business**. During the period of his employment under this Agreement, the Executive shall not be employed by or otherwise engage in or be interested in any business, except that the Executives investment in any such business shall not be considered a violation of this paragraph if the Executive owns less than 10% of the equity thereof, or 49% of Luxury Living a Company co-owned with his spouse.

6. **Confidentiality, Disclosure of Information**. (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or as Executive deems necessary in connection with the performance of the Executive's duties and responsibilities hereunder). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 6 by the Executive, regardless of whether the Executive continues to be employed by the Company.

(b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company.

7. **Non Competition and Non Solicitation**. The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its inventions, improvements, discoveries, processes, formulae, methods and other intellectual property, whether or not patentable or copyrightable (collectively, "inventions"), Confidential Information (including trade secrets). Customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner

belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique and extraordinary and that the value of the Company depends upon his use of his skills on its behalf. In recognition of this, the Executive covenants and agrees that :

(a) During the Term, and for a period of eighteen (18) Months thereafter. The Executive may not , without prior written consent of the Board, (whether as an employee, agent, owner, partner, consultant , independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 2% of the outstanding shares of an such corporation

(b) During the Term, and for a period of eighteen months (18) months thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

(c) During the Term, and for a period of eighteen months (18) months thereafter, the Executive may not entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

Provided, however, that this Section 7 shall not apply if the Company terminates the Executive Without Cause or the Executive terminates this Agreement with Good Reason.

8. **Provisions Necessary and Reasonable**. (a) The Executive agrees that (i) the provisions of Sections 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions and goodwill ; (ii) the specific temporal, geographic and substantive provisions set forth in Section 7 of this Agreement are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and /or temporary , preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(b) If any of the covenants contained in Sections 6 or 7 hereof , or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the

remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(c) If any of the covenants contained in Sections 6 or 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and /or geographic area of such provision and , in its reduced form, such provision shall be enforceable

9. **Representations Regarding Prior Work and Legal Obligations**. (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, which restricts the Executive's ability to accept employment with , or to perform any function for, the Company.

(b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

(c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer

(d) The Executive acknowledges that the Company is basing important decisions on these representations, and affirms that all of the statements included herein are true.

10. **Successors: Binding Agreement**. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive' personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die, all amounts due following the Executive's death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or if there is no such designee, to the Executive's estate.

11. **Notice**. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Edmund Pawelko
24 Stoneridge Drive
South Barrington
IL 60010
USA

If to the Company:
WLG, Inc.
920 East Algonquin Road, Suite 120
Schaumburg, IL 60173 USA

Attn: Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. **Miscellaneous**. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is expressly agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company.

13. **Severability**. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and affect.

14. **Dispute Resolution**. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 6, 7 or 8 hereof), shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolutions Rules of the American Arbitration Association, in Arlington, Virginia, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall split equally the costs of arbitration, except that each party shall pay its own attorneys' fees. The parties agree that the award of the arbitrator shall be final and binding.

15. **Governing Law**. The validity, interpretation, construction and performance of the Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflict of laws.

16. **Counterparts**. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

17. **Survivorship**. The respective rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or the Executive's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

18. **Representation**. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between the Company and any other person, firm or organization.

19. **Entire Agreement**. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

20. **Headings**. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

21. **Communication**. It is agreed that all business communication will be conducted through the Company email system.

EXECUTIVE	**WLG Inc**
Edmund Pawelko	By: Andrew Jillings Title: Chief Executive Officer